EXHIBIT 99.1
Form 10-K, Item 6. SELECTED FINANCIAL DATA

	For the Years Ended December 31,
	2008(1)	2007(1)	2006	2005(2)	2004(3)
	(In thousands, except per share amounts)
Statements of Operations Data
Operating revenues	$1,664,253	$1,433,087	$1,268,536	$978,763	$576,196
Equity in net income from unconsolidated investments	$23,583	$22,196	$28,636	$25,609	$17,024
Net income attributable to Covanta Holding Corporation	$128,960	$121,693	$105,789	$59,326	$34,094
Income per share:
Basic	$0.84	$0.80	$0.73	$0.49	$0.39
Diluted	$0.83	$0.79	$0.72	$0.46	$0.37
Weighted average common shares outstanding:
Basic	153,345	152,653	145,663	122,209	88,543
Diluted	154,732	153,997	147,030	127,910	91,199

	As of December 31,
	2008(1)	2007(1)	2006	2005(2)	2004(3)
	(In thousands, except per share amounts)
Balance Sheet Data
Cash and cash equivalents	$192,393	$149,406	$233,442	$128,556	$96,148
Restricted funds held in trust	$324,911	$379,864	$407,921	$447,432	$239,918
Property, plant and equipment, net	$2,530,035	$2,620,507	$2,637,923	$2,724,843	$819,400
Total assets	$4,279,989	$4,368,499	$4,437,820	$4,702,165	$1,939,081
Long-term debt	$948,518	$937,084	$1,260,123	$1,308,119	$312,896
Project debt	$1,078,370	$1,280,275	$1,435,947	$1,598,284	$944,737
Total Covanta Holding Corporation stockholders’ equity	$1,189,037	$1,073,293	$739,152	$599,241	$134,815
Book value per share of common stock(4)	$7.71	$6.97	$5.01	$4.24	$1.84
Shares of common stock outstanding	154,280	153,922	147,500	141,166	73,430

(1)	Effective January 1, 2009, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin (ARB) No. 51” (“SFAS 160”) and Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). These pronouncements required us to retrospectively restate previously disclosed audited consolidated financial statements. See Note 2. Recent Accounting Pronouncements of the Notes to the Consolidated Financial Statements for additional information related to the adoption of these pronouncements.

(2)	For the year ended December 31, 2005, Covanta ARC Holdings, Inc.’s results of operations were included in our consolidated results subsequent to June 24, 2005.

(3)	For the year ended December 31, 2004, Covanta Energy Corporation’s results of operations were included in our consolidated results subsequent to March 10, 2004.

(4)	Book value per share of common stock is calculated by dividing stockholders’ equity by the number of shares of common stock outstanding.

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